Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 24, 2005
Contacts:	Ken Taylor, SVP/CFO
Hope Attenhofer, VP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES RECORD RESULTS OF OPERATIONS

Porterville, CA – October 24, 2005 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record net income of $4.8 million for the quarter ended September 30, 2005, an increase of 23% relative to net income in the third quarter of the previous year. Two significant factors impacting the increase were an interest recovery and a substantial reduction in the loan loss provision, both enabled by the sale of a sizeable non-accruing note. Other major items affecting the Company’s financial results for the quarter include strong core deposit and loan growth, net interest margin expansion, and the write-down of an OREO property. “The positive net impact of non-recurring items in the third quarter provided a boost that offset the effect of some first quarter events,” commented James C. Holly, President and CEO. “Continued growth in loans and low-cost deposits, a strong net interest margin, and greatly improved credit quality indicate that our core performance is solid, as well,” he added.

The Company’s return on assets was 1.9% for the third quarter of 2005, and return on equity was 25.0%. On a year-to-date basis net income was $11.9 million, an increase of 18% over net income for the first nine months of 2004. Year-to-date return on assets and return on equity were 1.6% and 21.3%, respectively.

Financial Highlights (fiscal quarter and nine months ended 9/30/05, compared to quarter and nine months ended 9/30/04)

•	The aforementioned note sale resulted in the pay-off of the $823,000 book balance of the note, as well as the recovery of $536,000 in interest and fees (credited to income), and the recovery of $525,000 in previously charged-off principal (added back to the allowance for loan and lease losses)

•	The Company’s net interest margin was 5.87% for the quarter versus 5.33% in the year-ago quarter, and would have been 5.64% without the interest recovery

•	The provision for loan and lease losses was down by 55% for the quarter and 12% year-to-date

(more)

Sierra Bancorp 3rd Quarter 2005 Financial Results

October 24, 2005

•	Despite declining service charges and lower loan sale income, non-interest income was up 1% for the quarter due to strong growth in other areas

•	Salaries and Benefits increased by 21% for the quarter and 14% year-to-date due in large part to regular annual increases of about 5%, a lower credit against current period expenses for deferred loan origination costs, and increased staffing

•	Other non-interest expense was up by 23% for the quarter and 29% year-to-date, primarily because of OREO write-downs, higher internal and external audit costs, higher pass-through expenses on our partnership investments in low-income housing tax credit funds, and, for year-to-date only, higher advertising and promotion costs

•	A $2.5 million credit was placed on non-accrual during the second quarter, yet total non-performing assets have dropped by a net $1.4 million since the end of 2004 due to the resolution of other problem loans, the sale of a non-accruing note, and the sale of OREO

•	In addition to the recovery of $525,000 in previously charged-off principal in the third quarter of 2005, the Company collected amounts totaling $564,000 during the second quarter and thus experienced net recoveries rather than net loan losses for both the quarter and year-to-date

•	Aggregate loan and lease balances grew by 3.5% during the quarter, an annualized growth rate of 14%

•	Demand deposits increased 11% and low-cost NOW/savings deposits increased 10% from the end of 2004 through September 30, 2005

•	During the first nine months of 2005 money market deposits declined $32 million, or 23%, with much of the money moving into time certificates of deposit, which increased $45 million, or 19%

Operating Results (third quarter and first nine months of 2005)

The Company’s leverage strategy was implemented in April 2004, and quarterly results from both years now include the full impact of that strategy. The leverage strategy involved the purchase of mortgage-backed securities, funded with matched-duration collateralized borrowings from the Federal Home Loan Bank. Net interest income earned from the leverage strategy for the third quarter of 2005 was about $226,000 on an average outstanding balance of $83 million, relative to about $458,000 on an average balance of $102 million during the third quarter of 2004. For the first nine months of 2005 the leverage strategy generated $840,000 in net interest income, while for the first nine months of 2004 the number was about $809,000.

For the quarter, about $1.4 million of the $2.3 million increase in net interest income is the result of growth in average earning assets, while the remainder is from rate or combined rate/volume variances, including the $536,000 interest recovery. For the first nine months, $4.5 million of the total $5.7 million increase in net interest income is due to growth in average earning assets, while favorable rate variances and combined rate/volume variances added about $1.2 million. The first nine months of 2005 had one less accrual day because 2004 was a leap year, which had a negative $100,000 impact on the variance in net interest income.

(more)

Sierra Bancorp 3rd Quarter 2005 Financial Results

October 24, 2005

The Company’s tax-equivalent net interest margin was 5.9% for the third quarter of 2005 and 5.6% for the first nine months of 2005, relative to 5.3% and 5.5% for the third quarter and first nine months of 2004, respectively. Despite a rate environment where the yield curve has flattened significantly, margins have been higher than anticipated in 2005 because yields on variable-rate loans have been rising but deposit costs have not increased as much as expected.

The Company’s loan loss provision was $550,000 lower in the third quarter of 2005 than in the third quarter of 2004. Net loan recoveries of over $200,000 for the quarter and the release of specific reserves on non-accruing loans that paid off or were otherwise resolved partially alleviated the need to add to the allowance for loan and lease losses. Likewise, the provision for the first nine months was $323,000 lower than in the previous year.

Service charges on deposits declined 4% for the quarter and 10% year-to-date, despite increases in average demand deposits of 20% for the quarter and 23% year-to-date relative to like periods in the previous year. The drop in service charges was due in part to growth in free consumer demand deposit accounts, and returned item and overdraft charges have been trending down. The same is true for hard-dollar charges on analysis accounts, which have declined as the earnings credit rate for those accounts has increased. Loan sale and servicing income was down $117,000 for the third quarter since the Company has been holding for investment most mortgages that it originates. However, on a year-to-date basis loan sale and servicing income is $176,000 higher due to the first quarter gain on the bulk sale of $21 million in mortgage loans. The small gain on investments for the third quarter of 2005 represents gains on municipal investments that were called prior to maturity, while the year-to-date loss on investments includes a $330,000 charge in the first quarter of 2005 to write down the Company’s investment in Diversified Holdings, Inc., a title insurance holding company. Other non-interest income, which increased by 21% for the quarter and 14% year-to-date, was higher primarily because of higher credit card and check card interchange fees, and higher credit card annual fees.

Salaries and benefits increased 21% for the quarter and 14% year-to-date. About a third of the quarterly increase resulted from a smaller credit against current period expenses to defer salaries and benefits associated with successful loan originations. The remainder of the quarterly increase and most of the annual increase can be explained by staff additions and a 5% average increase in annual salaries. Occupancy expense was down by 1% for the quarter and up by 4% year-to-date. One reason for the minimal change in this area is that third quarter 2004 expenses were inflated by a $70,000 charge to write off obsolete equipment. Furthermore, annual rent increases, costs related to enhanced physical and information security, and depreciation on new telecommunications equipment appear to have been partially offset by lower maintenance and repair costs and lower charges for telecommunications equipment rentals.

Other non-interest expenses increased $565,000, or 23%, for the quarter and $2.0 million, or 27%, year-to-date. The quarterly increase includes a $350,000 charge to write down the book value of an OREO property, while year-to-date expenses include an additional $200,000 in OREO write-downs. Other components contributing to the increase include the following: marketing expenses, which were relatively flat for the quarter but show a $374,000

(more)

Sierra Bancorp 3rd Quarter 2005 Financial Results

October 24, 2005

year-to-date increase; audit and review costs, which were up by $142,000 for the quarter and almost $500,000 year-to-date due to costs incurred in order to comply with Section 404 of the Sarbanes-Oxley Act; a $56,000 quarterly and $166,000 year-to-date increase in legal costs related to collections; and a $72,000 quarterly and $285,000 year-to-date increase in partnership expenses related to low-income housing tax credit investments, due in part to our increased investment in those funds. Telecommunications expense was up $90,000 year-to-date, but shows a decrease of $80,000 for the quarter due to credits received for earlier over-billings.

Our tax accrual rate was higher for the quarter since the increase in pre-tax income was taxable at our marginal tax rate. When comparing year-to-date results, the tax accrual rate was lower in 2005 due primarily to additional low-income housing tax credits, an adjustment in the second quarter of 2005 to reflect the proper amount of enterprise zone interest deductions, and a $400,000 charge in the second quarter of 2004 related to the Company’s REIT.

Balance Sheet Growth (at September 30, 2005)

Total assets increased 9% to $1.04 billion from $948 million a year ago. Gross loan and lease balances grew by $73 million, or 11%, to $725 million at September 30, 2005 from $652 million at September 30, 2004. Commercial, real-estate secured, and SBA guaranteed loans grew by 14%, 13%, and 12%, respectively, while agricultural balances fell by 35% as some less desirable credits were managed out of the Company. The aggregate balance of loans outstanding fell by $13 million during the first quarter of 2005 due to the sale of $21 million in mortgage loans in March, but has increased by $42 million since then for a net increase at the end of September of $29 million relative to year-end 2004. Securities and fed funds sold grew by a combined $4 million, or 2%, over the past twelve months, while the balance of non-earning cash and due from banks increased by $11 million, or 33%, during the same time period. The increase in cash is related to the timing of collection of cash items.

Relative to their year-end 2004 balance, non-performing assets have declined by $1.4 million, or 27%, despite the addition of the aforementioned $2.5 million credit. The decline relative to September 30, 2004 is about 26%. Non-performing assets have fallen to 0.35% of total assets, compared to 0.52% of total assets a year ago. The sale of a non-accruing note accounts for $823,000 of the decline, and several repossessed properties have also been sold for a net reduction in OREO of $1.5 million since September 30, 2004. At September 30, 2005, the allowance for loan losses stood at $11.4 million, or 1.58% of gross loans, compared to $8.5 million, or 1.30% of total loans a year ago. The percent of net loan charge-offs to average loans was -0.03% in the third quarter and -0.04% in the first nine months of 2005, compared to net charge-offs of 0.03% of average loans in the third quarter and 0.14% in the first nine months of 2004.

Over the past year, deposit balances have grown 10% to $795 million at September 30, 2005, with demand deposits up 20%, NOW and savings balances up 15%, money market deposits down 23%, and time deposits up by 18%. Non-interest bearing deposits improved to 33% of total deposits from 30% a year ago. As noted above, much of the decrease in

(more)

Sierra Bancorp 3rd Quarter 2005 Financial Results

October 24, 2005

money market deposits and increase in time deposits can be explained by the migration of money market to time.

Subordinated debentures remained at $31 million, as no additional trust-preferred securities have been issued since March 2004. Other interest-bearing liabilities were also at about the same level at September 30, 2005 that they were at September 30, 2004, however they have declined by $24 million relative to year-end 2004. A total of $29 million in longer-term Federal Home Loan Bank borrowings related to the leverage strategy rolled off during the first nine months of 2005. Overnight borrowings also declined by $8 million during the same time period, while short-term FHLB advances increased $9 million and customer repos grew by $4 million. Total capital increased 12% to $77.4 million at September 30, 2005 compared to $69.1 million a year ago, due to an increase in retained earnings and capital contributed through the exercise of stock options, net of the impact of stock repurchases.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 28th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1 billion in total assets and currently maintains eighteen branch offices, two agricultural credit centers, and an SBA center. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its July 2005 edition, US Banker magazine ranked Sierra Bancorp as the nation’s 8th best performing publicly-traded community bank based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

(more)

Sierra Bancorp 3rd Quarter 2005 Financial Results

October 24, 2005

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Nine Month Period Ended:
(in $000’s, unaudited)	9/30/2005	9/30/2004	% Change	9/30/2005	9/30/2004	% Change
Interest Income	$16,976	$13,476	26.0%	$46,990	$37,845	24.2%
Interest Expense	3,499	2,274	53.9%	9,408	5,986	57.2%

Net Interest Income	13,477	11,202	20.3%	37,582	31,859	18.0%
Provision for Loan & Lease Losses	450	1,000	-55.0%	2,350	2,673	-12.1%

Net Int after Provision	13,027	10,202	27.7%	35,232	29,186	20.7%
Service Charges	1,512	1,576	-4.1%	4,180	4,655	-10.2%
Loan Sale & Servicing Income	38	155	-75.5%	605	429	41.0%
Other Non-Interest Income	1,192	987	20.8%	3,367	2,957	13.9%
Gain (Loss) on Investments	9	14	-35.7%	(255)	19	-1442.1%

Total Non-Interest Income	2,751	2,732	0.7%	7,897	8,060	-2.0%
Salaries & Benefits	3,630	2,990	21.4%	11,449	10,038	14.1%
Occupancy Expense	1,544	1,566	-1.4%	4,540	4,388	3.5%
Other Non-Interest Expenses	3,004	2,439	23.2%	9,432	7,450	26.6%

Total Non-Interest Expense	8,178	6,995	16.9%	25,421	21,876	16.2%
Income Before Taxes	7,600	5,939	28.0%	17,708	15,370	15.2%
Provision for Income Taxes	2,754	1,996	38.0%	5,850	5,355	9.2%

Net Income	$4,846	$3,943	22.9%	$11,858	$10,015	18.4%

TAX DATA
Tax-Exempt Muni Income	$398	$317	25.6%	$1,095	$988	10.8%
Tax-Exempt BOLI Income	$198	$176	12.5%	$559	$622	-10.1%
Interest Income - Fully Tax Equiv	$17,181	$13,639	26.0%	$47,554	$38,354	24.0%
NET CHARGE-OFFS (RECOVERIES)	$(213)	$204	-204.4%	$(254)	$898	-128.3%

PER SHARE DATA	3-Month Period Ended:			Nine Month Period Ended:
(unaudited)	9/30/2005	9/30/2004	% Change	9/30/2005	9/30/2004	% Change
Basic Earnings per Share	$0.50	$0.41	22.0%	$1.21	$1.06	14.2%
Diluted Earnings per Share	$0.47	$0.39	20.5%	$1.14	$0.99	15.2%
Common Dividends	$0.11	$0.09	22.2%	$0.33	$0.27	22.2%

Wtd. Avg. Shares Outstanding	9,786,469	9,532,498		9,774,672	9,433,255
Wtd. Avg. Diluted Shares	10,366,161	10,133,300		10,385,287	10,095,704

Book Value per Basic Share (EOP)	$7.96	$7.21	10.4%	$7.96	$7.21	10.4%
Tangible Book Value per Share (EOP)	$7.39	$6.64	11.3%	$7.39	$6.64	11.3%
Common Shares Outstanding (EOP)	9,733,305	9,582,308		9,733,305	9,582,308

KEY FINANCIAL RATIOS	3-Month Period Ended:			Nine Month Period Ended:
(unaudited)	9/30/2005	9/30/2004		9/30/2005	9/30/2004
Return on Average Equity	25.03%	23.68%		21.35%	21.08%
Return on Average Assets	1.88%	1.66%		1.58%	1.51%
Net Interest Margin (Tax-Equiv.)	5.87%	5.33%		5.61%	5.49%
Efficiency Ratio (Tax-Equiv.)	49.52%	49.30%		54.65%	53.69%
Net C/O’s to Avg Loans (not annualized)	-0.03%	0.03%		-0.04%	0.14%

AVERAGE BALANCES	3-Month Period Ended:			Nine Month Period Ended:
(in $000’s, unaudited)	9/30/2005	9/30/2004	% Change	9/30/2005	9/30/2004	% Change
Average Assets	$1,022,206	$942,873	8.4%	$1,004,628	$883,517	13.7%
Average Earning Assets	$924,119	$847,825	9.0%	$908,461	$788,272	15.2%
Average Gross Loans & Leases	$712,345	$636,492	11.9%	$696,449	$624,011	11.6%
Average Deposits	$786,848	$722,465	8.9%	$769,969	$700,436	9.9%
Average Equity	$76,812	$66,256	15.9%	$74,267	$63,462	17.0%

(more)

Sierra Bancorp 3rd Quarter 2005 Financial Results

October 24, 2005

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	9/30/2005	12/31/2004	9/30/2004	Annual Chg
ASSETS
Cash and Due from Banks	$43,508	$36,735	$32,609	33.4%
Securities and Fed Funds Sold	202,428	198,024	197,969	2.3%
Agricultural	9,639	13,146	14,811	-34.9%
Commercial & Industrial	109,187	101,300	95,984	13.8%
Real Estate	523,077	500,394	463,088	13.0%
SBA Loans	23,629	21,547	21,148	11.7%
Consumer Loans	49,357	48,992	46,592	5.9%
Credit Card Balances	10,561	10,897	10,473	0.8%

Gross Loans & Leases	725,450	696,276	652,096	11.2%
Deferred Loan Fees	(1,598)	(1,277)	(1,062)	50.5%

Loans & Leases Net of Deferred Fees	723,852	694,999	651,034	11.2%
Allowance for Loan & Lease Losses	(11,446)	(8,842)	(8,476)	35.0%

Net Loans & Leases	712,406	686,157	642,558	10.9%
Bank Premises & Equipment	17,469	17,731	17,678	-1.2%
Other Assets	60,814	58,836	56,834	7.0%

Total Assets	$1,036,625	$997,483	$947,648	9.4%

LIABILITIES & CAPITAL
Demand Deposits	$262,004	$235,732	$217,951	20.2%
NOW / Savings Deposits	143,724	131,079	124,548	15.4%
Money Market Deposits	105,341	137,545	136,795	-23.0%
Time Certificates of Deposit	283,618	238,347	240,061	18.1%

Total Deposits	794,687	742,703	719,355	10.5%
Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	119,133	142,987	118,342	0.7%

Total Deposits & Int.-Bearing Liab.	944,748	916,618	868,625	8.8%
Other Liabilities	14,436	9,730	9,888	46.0%
Total Capital	77,441	71,135	69,135	12.0%

Total Liabilities & Capital	$1,036,625	$997,483	$947,648	9.4%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	9/30/2005	12/31/2004	9/30/2004	Annual Chg
Non-Accruing Loans	$2,932	$2,148	$2,343	25.1%
Over 90 Days PD and Still Accruing	143	300	509	-71.9%
Other Real Estate Owned	545	2,524	2,039	-73.3%

Total Non-Performing Assets	$3,620	$4,972	$4,891	-26.0%

Non-Perf Loans to Total Loans	0.42%	0.35%	0.44%
Non-Perf Assets to Total Assets	0.35%	0.50%	0.52%
Allowance for Ln Losses to Loans	1.58%	1.27%	1.30%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2005	12/31/2004	9/30/2004
Shareholders Equity / Total Assets	7.5%	7.1%	7.3%
Loans / Deposits	91.3%	93.7%	90.7%
Non-Int. Bearing Dep. / Total Dep.	33.0%	31.7%	30.3%

#####################################